DISTRIBUTION AGREEMENT


         THIS DISTRIBUTION AGREEMENT is made this 6th day of August, 2004, between Principal Life Insurance Company ("Principal"), a life insurance company organized under the laws of the State of Iowa, and Princor Financial Services Corporation ("Princor"), an affiliate of Principal organized under the laws of the State of Iowa.

                                   WITNESSETH

         WHEREAS, Principal has established Variable Life Separate Account ("Separate Account") and registered such Separate Account as an investment company under the Investment Company Act of 1940 to fund variable life insurance policies issued by Principal Life Insurance Company;

         WHEREAS, Princor is registered with the Securities and Exchange Commission as a broker-dealer under the Securities Exchange Act of 1934 and is a member of the National Association of Securities Dealers, Inc.; and

         WHEREAS, Principal desires to issue certain Principal Variable Universal Life IncomeSM policies ("Policies") with respect to the Separate Account which will be sold and distributed by and through Princor, and Princor is willing to sell and distribute such Policies under the terms and conditions stated herein;

         NOW, THEREFORE, the parties agree as follows:

         1. Principal hereby appoints Princor as the principal underwriter of the Policies issued with respect to the Separate Account, and Princor agrees to use its best efforts to sell and distribute the Policies through its registered representatives or through other broker-dealers registered under the Securities and Exchange Act of 1934 whose registered representatives are authorized by applicable law to sell variable universal life insurance policies.

         2. All payments and other monies payable upon the sale, distribution, renewal or other transaction involving the Policies shall be the property of and be paid or remitted directly to Principal, who shall retain all such payments and monies for its own account except to the extent such payments and monies are allocated to the Separate Account. Princor shall not be deemed to have any interest in such payments.

         3. For the administrative convenience of the parties, Principal shall

(a) pay to the registered representatives of Princor the commissions earned on the sale, distribution, renewal or other transaction involving the Policies as determined in the attached Commission Schedule, and provide Princor with accurate records of all such commissions paid on its behalf; and

(b) pay to broker-dealers with whom Princor has entered into a Selling Agreement for the distribution of the Policies any applicable dealer allowance or other compensation as provided in such Selling Agreement, and provide Princor with accurate records of all such payments paid on its behalf.

         4. Principal shall pay to Princor an amount equal to the expenses incurred by Princor in the performance of this Agreement. Princor shall provide a statement of expenses to Principal at least semi-annually in a form and manner agreed to by the parties.

         5. Princor shall be solely responsible for the supervision and control of the conduct and activities of its registered representatives with regard to the sale and distribution of the Policies.

         6. Principal shall assume the responsibility, including the costs thereof, for all administrative and legal functions pertaining to the Policies not otherwise specifically assumed by Princor in this agreement, including but not limited to the following: the preparation, printing and filing of prospectuses; the development, filing, and compliance with federal and state securities laws and regulations of the Separate Account; policy development; SEC registration; filing and compliance with state insurance laws and regulations; underwriting; policy issue and policyowner service functions; developing sales and promotional material; and training agents.

         7. Principal will prepare and maintain all the books and records in connection with the offer and sales of variable life insurance policies which are required to be maintained and preserved in accordance with applicable securities law; and all such books and records are to be maintained and held by Principal on behalf of and as agent for the broker-dealer whose property they are and shall remain; and all such books and records will be made available for inspection by the Securities and Exchange Commission at all times.

         8. Principal shall send to each policyowner or such other person as appropriate a confirmation as required by law or regulation of any transaction made with respect to the Policies which shall reflect the true facts of the transaction and show that confirmation of the transaction is being sent on behalf of the broker-dealer acting in the capacity of agent for the insurance company.

         9. Princor and Principal may enter into agreements with other broker-dealers duly licensed under applicable federal and state laws and with their affiliated general agencies, if any, for the sale and distribution of the Policies. The commission payable to registered representatives on the sale of Policies thereunder may not exceed the amount shown on the attached Commission Schedule.

         10. This agreement may be terminated by either party upon 60 days prior written notice. Princor shall promptly notify the Securities and Exchange Commission of any such termination.

         IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed on the day and year written above.


                  PRINCIPAL LIFE INSURANCE COMPANY


                  By:/s/ M. A. McMahon
                     ---------------------------------------------------------
                      M. A. McMahon, Second Vice President


                  PRINCOR FINANCIAL SERVICES CORPORATION


                  By:/s/A. S. Filean
                     ---------------------------------------------------------
                      A. S. Filean, Senior Vice President


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                               COMMISSION SCHEDULE


For Policies sold through Princor, commissions generally will be no more than 50% of premium received in the first policy year (or the first year following an adjustment) up to the surrender target premium. In addition, a commission of up to 2.5% of premium above the surrender target premium received in the first policy year (or first year following an adjustment) may be paid. In the second through fifth years following the policy date (or adjustment date), commissions are 2.5% of premiums received. A service fee of 0.25% of net policy value is paid in the sixth through tenth policy years and of 0.15% of net policy value in years eleven and beyond.